EXHIBIT 99.2
Trico Marine Services Announces Public Offering of Common Stock
HOUSTON, October 7, 2005 /PR Newswire — First Call/ — Trico Marine Services, Inc. (OTC: TRMA.OB — News) announced today that it has commenced an underwritten public offering of 3,900,000 shares of its common stock pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The underwriters have been granted an over-allotment option by the Company to purchase up to an additional 585,000 shares of common stock. The Company intends to use the net proceeds, as well as any proceeds from the underwriters’ over-allotment option, if exercised, primarily to repay existing indebtedness and for general corporate purposes.
Lehman Brothers will act as book-running manager for the offering. Jefferies & Company, Inc., Lazard Capital Markets and Simmons & Company International will act as co-managers. The offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: corporateordering@adp.com. A copy of the registration statement may be obtained by contacting the Secretary of the Company at Trico Marine Services, Inc., 2401 Fountainview Drive, Suite 920, Houston, Texas 77057 or by telephone at (713) 780-9926, or via the internet at the Company’s website at www.tricomarine.com, or at www.sec.gov.
This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Trico
Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has principal offices in Houston, Texas and Houma, Louisiana. Please visit the Company’s website at http://www.tricomarine.com for additional information.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.